BROOKFIELD INVESTMENT FUNDS
FORM OF SECOND AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT dated as of the [                                                                                                ] day of [                      ], 2014, to the Distribution Agreement, dated as of September 20, 2011, as amended and restated on November 15, 2013 (the “Agreement”), is entered into by and between BROOKFIELD INVESTMENT FUNDS, a Delaware statutory trust (the “Trust”) and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein; and

WHEREAS, the parties desire to amend Amended Exhibit A to the Agreement to add the Brookfield Real Assets Securities Fund and to remove the Brookfield Global High Yield Fund;

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Amended Exhibit A of the Agreement shall be amended and replaced in its entirety by the Second Amended Exhibit A attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

BROOKFIELD INVESTMENT FUNDS	QUASAR DISTRIBUTORS, LLC

By: ________________________	By: ________________________

Name:	Name:

Title:	Title:

Second Amended Exhibit A
to the Distribution Agreement – BROOKFIELD INVESTMENT FUNDS

Fund Names

Name of Series
Brookfield Global Listed Real Estate Fund
Brookfield Global Listed Infrastructure Fund
Brookfield U.S. Listed Real Estate Fund
Brookfield Real Assets Securities Fund